                                                                      Exhibit 23

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference of our report dated January 29, 1997 (except with respect to the matters discussed in the first paragraph of Note 2 and the twelfth paragraph of
Note 16, as to which the date is March 12, 1997), included in this Form 10-K, into the Company's previously filed Post-Effective Amendment No. One to Registration Statement No. 33-56942 and Post-Effective Amendment No. 1-C to Registration Statement No. 33-33687 relating to the Automatic Dividend Reinvestment and Stock Purchase Plan of the Company, Registration Statement No. 333-05457 and Post-Effective Amendment No. 2-C to Registration Statement No. 33-33687 relating to the Employee Common Stock Purchase Plan of the Company, Registration Statement No. 333-05459 and Post-Effective Amendment No. Two to Registration Statement No. 33-38557 relating to the Omnibus Long-Term Incentive Plan of the Company, Post-Effective Amendment No. One to Registration Statement No. 33-56525 relating to the Stock Option Plan for Non-Employee Directors of the Company, and Post-Effective Amendment No. One to Registration Statement No. 33-60765 relating to the Deferred Stock Compensation Plan for Non-Employee Directors of the Company.


                                         ______________________________________
                                         Arthur Andersen LLP

Louisville, Kentucky
March 26, 1997